Exhibit 99.1

Foghorn Therapeutics Highlights January Equity Financing, Program Progress and Strategic Objectives for 2026

Recently raised $50 million with BVF Partners, Deerfield Management, founding investor Flagship Pioneering and a leading biotech mutual fund in a transaction that will close January 13th, 2026

Phase 1 dose-escalation trial of FHD-909 (LY4050784) advancing as planned, targeting SMARCA4 (BRG1)-mutant cancers with a focus on non-small cell lung cancer (NSCLC)

Selective CBP degrader program with potential in ER+ breast cancer on track to be IND-ready in 2026

Selective EP300 degrader program shows preclinical superior anti-tumor efficacy and tolerability over dual CBP/EP300; tracking to IND-enabling studies in 2026

Strong balance sheet with cash, cash equivalents, and marketable securities of $208.9 million*, including proceeds from the equity financing, which is anticipated to close on January 13, 2026, and allows for continued investment in the pipeline and extends cash into the first half of 2028

WATERTOWN, Mass. — (GLOBE NEWSWIRE) – January 9, 2026 — Foghorn® Therapeutics Inc. (Nasdaq: FHTX), a clinical-stage biotechnology company pioneering a new class of medicines that treat serious diseases by correcting abnormal gene expression, today announced its strategic objectives for 2026.

“We are pleased to have raised $50 million in an equity financing, priced at a 30% premium to the closing stock price on January 9, 2026. As part of the financing, we issued premium-priced warrants with an exercise price of 2 and 3 times the issue price. This equity raise represents an important vote of confidence from key biotech investors in our vision and execution,” said Adrian Gottschalk, President and Chief Executive Officer of Foghorn. “We continue to execute across our first-in-class pipeline focused on developing new treatment options for cancers with significant unmet need. For FHD-909, our partnered program with Lilly, the Phase 1 dose-escalation trial is on track. The trial is enrolling patients with SMARCA4-mutated cancers, particularly those with NSCLC where prognosis is poor and worsens with each additional line of therapy. We are also making strong progress across our degrader portfolio as we advance our Selective CBP degrader, with promise in ER+ breast cancer, and our Selective EP300 degrader, with potential in hematologic malignancies, toward anticipated Investigational New Drug (INDs) filings. With unique programs across our partnered and proprietary pipeline, we look forward to providing updates during the coming year.”

*	Unaudited and estimated.

Corporate Update

Strengthens Balance Sheet with Equity Financing to Advance Pipeline. On January 9, 2026, Foghorn entered into agreements with BVF Partners, Deerfield Management, founding investor Flagship Pioneering and a leading biotech mutual fund for the purchase and sale of 2,030,314 shares of its common stock at a purchase price of $6.71 per share and in lieu of common stock to certain investors, pre-funded warrants to purchase up to an aggregate of 5,421,250 shares of its common stock at a price of $6.7099 per pre-funded warrant, which represents the per share offering price for the common stock less the $0.0001 per share exercise price for each such pre-funded warrant as well as warrants to purchase up to 3,725,782 shares of common stock at an exercise price of $13.42 per share and up to 3,725,782 shares of common stock at an exercise price of $20.13 per share. The purchase price of the shares of common stock to be sold in the offering represents a premium of 30% to the last reported sale price of our common stock on the Nasdaq Global Market on January 9, 2026. (The offering is expected to close on or about January 13, 2026, subject to satisfaction of customary closing conditions). All of the shares of common stock in the offering are to be sold by Foghorn.

Program Overview and Upcoming Milestones

FHD-909 (LY4050784). FHD-909 is a first-in-class oral SMARCA2 selective inhibitor that has demonstrated in preclinical studies to have high selectivity over its closely related paralog SMARCA4, two proteins that are the catalytic engines across all forms of the BAF complex. Selectively blocking SMARCA2 activity is a promising synthetic lethal strategy intended to induce tumor death while sparing healthy cells. SMARCA4 is mutated in up to 10% of NSCLC alone and implicated in a significant number of solid tumors. Across lines of therapy, significant unmet needs remain for patients with SMARCA4 (BRG1)-mutant cancers with both poor response rates and short progression-free survival.

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Phase 1 trial on track. Enrollment in the first-in-human Phase 1 multi-center trial of FHD-909 is progressing well. The trial in patients with NSCLC as the primary target population is on track, following the dosing of the first patient in October 2024.

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Synergistic preclinical data of FHD-909 in combination with pembrolizumab and KRAS inhibitors. Preclinical data supports enhanced anti-tumor activity of FHD-909 in combination with standard-of-care (SoC) chemotherapies, anti-PD-1 pembrolizumab and several novel KRAS inhibitors in NSCLC animal models.

•	Pending successful Phase 1 dose escalation results, Foghorn and Lilly anticipate evaluating FHD-909 in combination studies in the front-line setting of NSCLC.

Ongoing strategic collaboration with Lilly. Foghorn is collaborating with Lilly to develop novel oncology medicines, including a 50/50 U.S. co-development and co-commercialization agreement for its selective SMARCA2 oncology program that includes both a selective inhibitor and a selective degrader, as well as an additional undisclosed oncology target. The collaboration also includes three discovery programs from Foghorn’s proprietary Gene Traffic Control® platform.

Selective CBP degrader program. Foghorn’s Selective CBP degrader selectively targets CBP, an acetyltransferase closely related to EP300. CBP lineage dependencies are established in several cancers, including breast cancer and there is also a synthetic relationship in EP300-mutated cancers, which include endometrial, cervical, ovarian, bladder, and colorectal cancer. Attempts to selectively drug CBP have been challenging due to the high level of similarity between the two proteins, while dual inhibition of CBP/EP300 has been associated with dose-limiting toxicities.

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CBP degrader program – IND-ready anticipated in 2026. In October 2025, preclinical data for Selective CBP degraders CBP-dependent cancers and ER+ breast cancer was presented during a Foghorn virtual investor event, which included:

•	Highly potent and selective lead candidate CBPd-171 in ongoing dose range finding toxicology studies

•	Anti-tumor activity in EP300 mutant solid tumors and in CBP-dependent cancers, including promising potential in ER+ breast cancer

•	No impact on platelet counts and spared megakaryocytes with CBPd-171

•	Long Acting Injectable (LAI) formulation optimized for subcutaneous injection weekly or every other week for convenient administration

Selective EP300 degrader program. Foghorn is developing a Selective EP300 degrader for the treatment of hematological malignancies and prostate cancer. Attempts to selectively drug EP300 have been challenging due to the high level of similarity between EP300 and CBP, while dual inhibition of CBP/EP300 has been associated with dose limiting toxicities. EP300 lineage dependencies are established in diffuse large b-cell lymphoma (DLBCL) and multiple myeloma (MM).

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EP300 degrader program – IND-enabling studies expected in 2026, with a focus in MM and DLBCL. In October 2025, efficacy and safety data of Selective EP300 degraders in preclinical models of hematological malignancies was presented during a Foghorn virtual investor event which included:

•	Broad anti-tumor activity in over 70% of all heme sub-lineages tested

•	VHL-based selective degrader shows impressive efficacy in MM without hematological toxicities including thrombocytopenia

•	EP300 degraders show full efficacy in IMiD-resistant MM cell lines

•	Tolerability profile with widespread potential for combinations

Selective ARID1B degrader program. Foghorn’s Selective ARID1B degrader selectively targets and degrades ARID1B in ARID1A-mutated cancers. ARID1A is the most mutated subunit in the BAF complex and amongst the most mutated proteins in cancer. These mutations lead to a dependency on ARID1B in several types of cancer, including endometrial, gastric, gastroesophageal junction, bladder and NSCLC. Attempts to selectively drug ARID1B have been challenging because of the high degree of similarity between ARID1A and ARID1B and the fact that ARID1B has no enzymatic activity to target. ARID1B is a major synthetic lethal target implicated in up to 5% of all solid tumors.

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First-in-class Selective ARID1B degrader program advancing towards in vivo proof of concept in 2026. In October 2025, progress for the Selective ARID1B degrader was presented during a Foghorn virtual investor event which included:

•	Developed VHL and cereblon based bifunctional degraders with potential for oral delivery

•	Selective degradation of ARID1B achieved

•	Modulation of downstream target genes following ARID1B degradation

Strong Balance Sheet and Cash Runway.

As of January 13, 2026, the Company expects to have approximately $208.9 million (unaudited) in cash, cash equivalents, and marketable securities, inclusive of proceeds from the recent equity financing, allowing for continued investment in the pipeline and extending cash into the first half of 2028.

The securities described under Corporate Update are being offered by Foghorn pursuant to a shelf registration statement on Form S-3 declared effective by the Securities and Exchange Commission (“SEC”) on January 31, 2025. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. A prospectus supplement and accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov.

About Foghorn Therapeutics

Foghorn® Therapeutics is discovering and developing a novel class of medicines targeting genetically determined dependencies within the chromatin regulatory system. Through its proprietary, scalable Gene Traffic Control® platform, Foghorn is systematically studying, identifying, and validating potential drug targets within the chromatin regulatory system. The Company is developing multiple product candidates in oncology. Visit our website at www.foghorntx.com for more information on the Company, and follow us on X and LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements.” Forward-looking statements include statements regarding the Company’s ongoing Phase 1 trial of FHD-909 in SMARCA4-mutated cancers, preclinical product candidates, expected timing of clinical data, expected cash runway, expected timing of regulatory filings, and research efforts and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risks relating to our clinical trials and other factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission. Any forward-looking statement made in this press release speaks only as of the date on which it is made.

Contact:

Karin Hellsvik, Foghorn Therapeutics Inc.

khellsvik@foghorntx.com